Exhibit 99.1

Moving iMage Technologies Reports Revenue of $3.57M, Improved Q3 Gross Profit

and reduced Net Loss; Net Cash Steady at $5.4M at Quarter End

Fountain Valley, CA – May 15, 2025 – Moving iMage Technologies, Inc. (NYSE American: MITQ), a leading provider of cutting-edge out-of-home entertainment technology and services for cinema, Esports, stadiums and arenas, announced results for its third quarter ended March 31, 2025 (Q3’25) and will hold an investor call today at 11am ET (see call details below).

Q3’25 Highlights

●	Q3’25 revenue declined 8.2% to $3.571M vs. $3.890M in Q3’24, principally due to customer delays in the commencement of several projects that are now expected later in Q4’25 or FY 2026.
●	Q3’25 gross profit dollars increased $387K to $1.063M vs. $676K in Q3’24, reflecting the benefit of a focus on higher margin project and product opportunities as well as the impact of lower margin cinema facilities equipment sales and certain inventory reserves in Q3’24.
●	Q3’25 gross margin percentage increased to 29.8% vs. 17.4% in Q3’24 due to the absence of lower margin cinema facilities equipment revenue in Q3’24.
●	Q3’25 operating loss improved to ($270K) vs. ($649K) in Q3’24, principally reflecting the gross margin improvement.
●	Q3’25 net loss improved to ($240K), or ($0.02) per share, vs. ($601K) or ($0.06) per share, in Q3’24.
●	Net cash steady at $5.4M, or approximately $0.54 per common share, and there was no long-term debt as of 3/31/25.

Moving Image Chairman and CEO, Phil Rafnson, commented, “In the face of business and economic uncertainties impacting our customers’ near-term spending decisions, we remain focused on building our project pipeline with new and existing customers while also working to reduce expenses, focus on higher margin opportunities and preserving our cash position. Despite these transitory impacts, we remain confident in the substantial longer term business potential of the cinema technology refresh cycle involving the replacement of thousands of legacy cinema projectors and sound systems with state-of-the-art laser projectors and updated sound systems over the next few years.”

President and COO, Francois Godfrey, added, “Ongoing customer dialogues confirm the need, customer experience and operating cost benefits of new laser projection systems. Further, our team’s long-term experience, strong reputation and unrivaled ability to design and execute projects in any entertainment environment positions us well to earn a significant share of this activity. A perfect example was the decision to select Moving iMage to design and implement a state-of-the-art, seven-screen theater complex at Cannon Beach in Arizona. We expect installation work to commence early in fiscal 2026 and are very proud to play a defining role in this unique, complex and high-profile project with outstanding business partners.”

“We came away from CinemaCon in late April with new relationships, opportunities and ideas to maximize efficiencies and are proud to repeatedly overdeliver on client needs from coast to coast.

Recent new business wins include a $9M projector technology refresh contract spread over three years for an important long-term exhibition customer, the Cannon Beach project mentioned by Phil, and several other pending turnkey cinema deployments.

“While current economic uncertainties are slowing the pace of projects and customer decision making, we have built a base of $8M to $9M in largely recurring annual revenue, a solid pipeline of contracted projects and a significant number of opportunities in development, most of which we expect in fiscal 2026 or future years. We are focused on the things that we can control, principally our overhead, product and service margins and pace of investment, to ensure that we remain well positioned to pursue growth opportunities and make progress on our goal to move the business to positive cash flow and profitability.

“We currently expect Q4’25 revenue of approximately $5.2M, as a result of some larger FY 2025 projects getting pushed into FY 2026, and solid progress in the reduction of our net loss on a sequential and year-over-year basis. Looking into FY 2026, while we are encouraged by the recent box office gains, we look forward to our customers updating their auditoriums with higher image quality and lower total cost of ownership of new cinema systems.”

Conference Call Details

Dial-in Number:1-877-407-4018

Toll/International Number:1-201-689-8471

Call me™: Participants can use Guest dial-in numbers above and be answered by an operator OR click the Call me™ Link for instant telephone access to the event. Call me™ link will be made active 15 minutes prior to scheduled start time.

Transcript:Posted online here 48 hours after the event

Questions can be submitted in advance via Email to: mitq@catalyst-ir.com

Telephone Replay

Access ID: 13753795
Replay Dial-In: 1-844-512-2921 or 1-412-317-6671
Replay Expiration: Thursday May 29, 2025 at 11:59 p.m. ET

Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Moving iMage Technologies (www.movingimagetech.com)

With a focus on innovation, service, and quality, Moving iMage Technologies (“MiT) is a trusted partner in delivering state-of-the-art out-of-home entertainment environments. Founded in 2003, MiT provides products, integrated systems design, custom engineering, proprietary products, software, and installation services for cinemas, screening rooms, postproduction facilities, high-end home theaters, Esports venues, arenas, stadiums, and other entertainment spaces.

MiT manufactures a broad line of digital cinema peripherals in the U.S., including automation systems, projector pedestals/bases, projector lifts, hush boxes, direct-view LED frames, lighting fixtures and dimmers, power management devices, operations software, and Esports platforms. It also distributes and integrates cinema equipment from Barco, Sharp (NEC) Digital Cinema, Christie Digital, LEA Professional, Dolby, GDC, JBL/Crown, LG, Meyer Sound, Q-SYS, QSC, Samsung and others.

MiT’s Caddy Products division designs and sells cupholders, concession trays, and venue accessories that enhance concession sales and improve the guest experience.

Follow us on X: @movingimagenews

Follow us on LinkedIn: MiT on LinkedIn

MITQ Investor Relations Contacts

Chris Eddy or David Collins

Catalyst IR

mitq@catalyst-ir.com or 212-924-9800

MOVING IMAGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except share and per share amounts)

	March 31,	June 30,
	2025	2024
	(unaudited)
Assets
Current Assets:
Cash	$5,369	$5,278
Accounts receivable, net	940	1,048
Inventories, net	3,065	3,117
Prepaid expenses and other	241	470
Total Current Assets	9,615	9,913
Long-Term Assets:
Right-of-use asset	1,142	144
Property and equipment, net	18	28
Intangibles, net	378	422
Other assets	15	16
Total Long-Term Assets	1,553	610
Total Assets	$11,168	$10,523

Liabilities And Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,745	$2,261
Accrued expenses	351	320
Customer refunds	288	399
Customer deposits	1,534	1,651
Lease liability–current	219	151
Unearned warranty revenue	53	31
Total Current Liabilities	5,190	4,813

Long-Term Liabilities:
Lease liability–non-current	979	—
Total Long-Term Liabilities	979	—
Total Liabilities	6,169	4,813
Stockholders’ Equity
Common stock, $0.00001 par value, 100,000,000 shares authorized, 9,933,679 and 9,896,850 shares issued and outstanding at March 31, 2025 and June 30, 2024, respectively	—	—
Additional paid-in capital	12,047	11,965
Accumulated deficit	(7,048)	(6,255)
Total Stockholders’ Equity	4,999	5,710
Total Liabilities and Stockholders’ Equity	$11,168	$10,523

The accompanying notes are an integral part of these condensed consolidated financial statements.

MOVING IMAGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2025	2024	2025	2024

Net sales	$3,571	$3,890	$12,264	$13,790
Cost of goods sold	2,508	3,214	8,894	10,536
Gross profit	1,063	676	3,370	3,254

Operating expenses:
Research and development	49	73	157	212
Selling and marketing	429	547	1,421	1,717
General and administrative	855	705	2,691	2,421
Total operating expenses	1,333	1,325	4,269	4,350
Operating (loss)	(270)	(649)	(899)	(1,096)
Other income (expense)
Interest and other income, net	30	48	107	140
Total other income	30	48	107	140

Net (loss)	$(240)	$(601)	$(792)	$(956)

Weighted average shares outstanding: basic and diluted	9,911,015	10,436,519	9,901,554	10,593,229
Net (loss) income per common share basic and diluted	$(0.02)	$(0.06)	$(0.08)	$(0.09)

The accompanying notes are an integral part of these condensed consolidated financial statements.

MOVING IMAGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	March 31
	2025	2024
Cash flows from operating activities:

Net (loss)	$(792)	$(956)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Provision for credit losses	59	(52)
Inventory reserve	277	433
Depreciation expense	10	9
Amortization expense	44	43
Right-of-use amortization	197	201
Stock option compensation expense	59	15
Stock issued for director expenses	23	13
Changes in operating assets and liabilities
Accounts receivable	50	67
Inventories	(226)	(234)
Prepaid expenses and other	230	(487)
Accounts payable	484	(50)
Accrued expenses and customer refunds	(81)	129
Unearned warranty revenue	22	26
Customer deposits	(117)	726
Lease liabilities	(148)	(207)
Net cash provided by (used in) operating activities	91	(324)
Cash flows from investing activities
Purchases of property and equipment	—	(12)
Net cash (used in) investing activities	—	(12)

Cash flows from financing activities
Stock Buyback	—	(334)
Net cash (used in) financing activities	—	(334)

Net increase (decrease) in cash	91	(670)
Cash, beginning of the period	5,278	6,616
Cash, end of the period	$5,369	$5,946
Non-cash investing and financing activities:
Right-of-use assets from new lease	$(207)	$—
Right-of-use assets from lease modification	$(988)	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.